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                                                                   EXHIBIT 2.3













                         PURCHASE AND SALE AGREEMENT

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                         PURCHASE AND SALE AGREEMENT

    This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the
     day of               , 1995, by and between Select Properties, a
Pennsylvania limited partnership ("Seller"), and U. S. RESTAURANT PROPERTIES OPERATING L. P., a Delaware limited partnership ("Buyer").

                            W I T N E S S E T H:

    In consideration of the mutual covenants set forth herein, Seller and Buyer agree as follows:

    1. TRANSFER OF PROPERTY. On the terms and subject to the conditions set forth in this Agreement, at Closing, as hereinafter defined, Seller shall transfer, convey and assign to Buyer, and Buyer shall buy and accept from Seller, subject to the Permitted Encumbrances, as hereinafter defined, the property (the "Property"), which consists of the following:

         (a) good and indefeasible title in fee simple to the land more particularly described on SCHEDULE 1 attached hereto (the "Land");

         (b) all of Seller's interest in and to the improvements on the Land, together with all rights and interests appurtenant thereto, including Seller's right, title and interest in and to all (i) adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate; and (ii) buildings, structures and other improvements located on the Land (the "Improvements");

         (c) all of Seller's interest in and to the equipment and other tangible personal property located in and used in connection with the ownership, maintenance and operation of the Land and Improvements listed on EXHIBIT A hereto (the "Personal Property");

         (d) all of Seller's interest in the lease demising the Land and the Improvements (the "Lease") and the security deposits (the "Deposits") made by the tenant holding under the Lease (the "Tenant");

         (e) to the extent assignable, all of Seller's interest in all agreements (other than the agreements described elsewhere in this Section 1) that relate to the ownership, maintenance and operation of the Property (the "Property Agreements") which Buyer agrees in writing to assume; and

         (f)  to the extent in Seller's possession and assignable, any and all
(i) plans, drawings, specifications, surveys, and other technical descriptions (the "Plans"), (ii) warranties (the "Warranties"), (iii) licenses or permits (the "Licenses"), and (iv) telephone exchanges, trade names and marks, and other identifying material pertaining to the Land and Improvements (the "Intangible Personal Property").

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    2.   EARNEST MONEY.  Within three (3) business days of the date both Buyer and Seller execute and deliver this Agreement, Buyer shall deposit the sum of $20,000 (the "Earnest Money") with Lawyers Title Insurance Company ("Title Company") and provide Seller with written confirmation thereof. The Earnest Money shall be deposited in escrow or trust accounts that are interest-bearing, readily available, liquid and federally insured to the full extent of the Earnest Money deposited therein so that no portion of the Earnest Money shall ever be at risk. The Earnest Money shall include any interest earned thereon. Title Company shall deliver the Earnest Money only in accordance with this Agreement.

    3.   PURCHASE PRICE.

         (a) The total purchase price for the Property (the "Purchase Price") shall be the sum of $597,144, payable as follows:

              (i) The sum of $ -0- (the "Cash Payment") shall be paid by Buyer to Title Company at the Closing, in cash, and shall be distributed by Title Company pursuant to Seller's instructions. The Cash Payment shall be adjusted in accordance with the following subparagraph 3(b) and shall be credited by the Earnest Money (and any interest earned thereon) to the extent delivered to Seller at the Closing.

              (ii) In addition to the Cash Payment, Seller shall also receive, and Buyer will cause to be delivered by U.S. Restaurant Properties Master L.P. (the "MLP"), which owns a 99% interest in Buyer, to Seller at the Closing, 24,881 partnership units of the MLP ("Partnership Units"), adjusted in accordance with the following subparagraph 3(b). Seller shall have the right to transfer the Partnership Units to a trust established for the benefit of Seller's partners (the "Trust").

         (b) In the event that the percentage rent payable by the Tenant pursuant to the Lease Agreement for the lease year ending December 31, 1995 exceeds the percentage rent payable by the Tenant pursuant to the Lease Agreement for the lease year ending December 31, 1994, then the number of Partnership Units to be delivered to Seller at the Closing pursuant to Paragraph 3(a) hereof will be increased by 1/24th of an amount determined by multiplying the amount of such additional percentage rent by 7.5; provided, however, that at Seller's option, (i) Buyer shall pay to Seller, at the Closing, the value of any additional fractional Partnership Unit, in cash, at the rate of $24.00 per Partnership Unit or an amount equal to the closing purchase price for a Partnership Unit on the trading day immediately preceding the Closing Date, whichever amount shall be the greater, or (ii) Seller may purchase the balance of the additional fractional Partnership Unit at the rate of $24.00 per Partnership Unit.

    Accordingly, for purposes of illustration only, in the event that the percentage rent payable by the Tenant pursuant to the Lease Agreement for the lease year ending December 31, 1995 exceeds

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the percentage rent payable by the Tenant pursuant to the Lease Agreement for the lease year ending December 31, 1994 by the sum of $1,000.00, then Seller shall receive an additional 312 Partnership Units and, at Seller's option, Purchaser shall pay Seller an additional amount, in cash, equal to $12.00 or 50% of the closing purchase price for a Partnership Unit on the trading day immediately preceding the Closing Date, whichever amount shall be the greater, or Seller shall have the right to purchase the balance of the fractional Partnership Unit for $12.00 or 50% of the closing purchase price for a Partnership Unit on the trading day immediately preceding the Closing Date, whichever amount shall be the lesser, determined as follows:

              7.5 x $1,000/24 = 312.5

         (c) The base rent payable pursuant to the Ground Lease and the Lease Agreement shall be prorated as of the Closing Date. Percentage rent shall not be prorated. No proration shall be made of real estate and personal property taxes, utility charges and maintenance expenses, since these expenses are obligations of the Tenant pursuant to the Lease Agreement.

         (d) Notwithstanding anything contained herein to the contrary, if, during the last 20 trading days immediately preceding the second anniversary of the Closing Date (the "Second Anniversary"), the average closing sale price of a Partnership Unit on the New York Stock Exchange (the "Average Closing Price") is less than $24.00, then Buyer will cause to be delivered to Seller or the Trust, within 10 days following the Second Anniversary, a number of additional Partnership Units determined as follows: the amount by which the Average Closing Price is less than $24.00 shall be multiplied by the number of Partnership Units delivered to Seller at the Closing and the result shall then be divided by the Average Closing Price; provided, however, that Buyer shall pay Seller or the Trust the value of any additional fractional Partnership Unit, in cash, at the rate of $24.00 per Partnership Unit, within 10 days following the Second Anniversary.

    Accordingly, for purposes of illustration only, in the event that Seller receives 10,000 Partnership Units at the Closing and the Average Closing Price is $20.00, then Seller shall receive an additional 2,000 Partnership Units, determined as follows:

              4 x 10,000/20 = 2,000

         (e) Notwithstanding anything contained herein to the contrary, (i) the guarantee provided by section 3(d) shall lapse with respect to any Partnership Units that are sold by Seller or the Trust or any partner or affiliate thereof (other than to a partner or affiliate of Seller or the Trust) prior to the Second Anniversary at a price in excess of $24.00 per Partnership Unit, and (ii) the guarantee provided by section 3(d) will lapse, in its entirety, if either Seller or the Trust make any sales of Partnership Units (other than to a partner or affiliate of Seller

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or to the Trust or a beneficiary of the Trust), whether or not delivered to
Seller at the Closing, at any time during the 60 trading days immediately preceding the Second Anniversary, and Buyer shall cause the Partnership Units delivered to Seller at the Closing to have an appropriate stop-transfer notation on the MLP's transfer-agent records.

         (f) The number of Partnership Units to be delivered to Seller at the Closing or pursuant to the foregoing formula shall be appropriately adjusted to eliminate the impact of any dividend (whether in securities or other property), split, reclassification, recapitalization, reverse split or similar event, announced or occurring, with respect to the Partnership Units and with a record date after execution of this Agreement and before the Closing Date. Further, in the event that the MLP converts to a Real Estate Investment Trust prior to the Second Anniversary, then the shares of the Real Estate Investment Trust received by Seller in exchange for the Partnership Units delivered to Seller at the Closing, adjusted for any splits or proportionate distributions, will be deemed to be the equivalent to Partnership Units for purposes of applying the foregoing formula.

         (g) The Partnership Units delivered to Seller at the Closing shall not, at the time of delivery, be registered under the Securities Act of 1933, as amended (the "Act"), and such Partnership Units shall, therefore, have a two (2) year restriction on transferability until such time as such Partnership Units have been registered under the Act; provided, however, that Buyer shall cause the MLP to file a registration statement for the registration of such Partnership Units, pay all of the expenses of registration, proceed diligently with the respect to the registration of such Partnership Units under the Act and cause such Partnership Units to be registered under the Act within one (1) year following the Closing Date; and provided, further, that Buyer warrants that, upon such registration, such Partnership Units shall be freely transferable. Provided that Buyer pays all of the costs of registration, Seller shall use reasonable efforts to assist Buyer with respect to the registration of such Partnership Units. Until such time as the Partnership Units delivered to Seller at the Closing have been registered under the Act, such Partnership Units shall have a stop-transfer notation on the MLP's transfer-agent records. Any additional Partnership Units delivered to Seller after the Second Anniversary pursuant to Section 3(d) of this Agreement shall, at the time of delivery, have been registered under the Act and shall be freely transferable.

         (h) So long as Buyer remains a master operating limited partnership, Buyer shall, during the two (2) year period following the Closing Date, have a right of first refusal with respect to the purchase of all the Partnership Units delivered to Seller at the Closing pursuant to the terms of this Agreement (the "Right of First Refusal"). The Right of First Refusal may be exercised by Buyer at any time during the twenty (24) hour period (the "Exercise Period") immediately following Buyer's receipt of written notice

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from any holder of such Partnership Units (the "Right of First Refusal Notice"),
for a per unit price (net of commissions and other transaction costs) equal to $.50 over the opening or closing sale price of each Partnership Unit on the date that the Right of First Refusal Notice is given or the date that the Right of First Refusal is exercised, whichever amount shall be the greater. In order to exercise the Right of First Refusal, Buyer must give written notice (the "Exercise Notice") to the party who has given the Right of First Refusal Notice to Buyer (the "Selling Party") within the Exercise Period. All notices given by a Selling Party pursuant to this subparagraph 3(h) shall be given by facsimile transmission to Buyer at (214) 490-9119, and shall be deemed to have been given and received, for purposes of this provision, at the time that the facsimile transmission is completed, whether or not actually received. All notices given by Buyer to a Selling Party pursuant to this subparagraph 3(h) shall be given by facsimile transmission to the Selling Party at the facsimile number specified in the Right of First Refusal Notice, and shall be deemed to have been given and received, for purposes of this provision, only when actually received. Notwithstanding anything contained herein to the contrary, the Right of First Refusal shall expire on the Second Anniversary.

    NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, A SELLING PARTY SHALL NOT, UNDER ANY CIRCUMSTANCES, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREINAFTER, BE LIABLE TO BUYER FOR ANY DAMAGES OF ANY NATURE, INCLUDING BUT NOT LIMITED TO DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF PROFIT. BUYER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH BY A SELLING PARTY WITH RESPECT TO AND/OR ARISING OUT OF THE RIGHT OF FIRST REFUSAL, AND A SELLING PARTY'S SOLE LIABILITY OF ANY KIND PURSUANT TO THE RIGHT OF FIRST REFUSAL, REGARDLESS OF THE LEGAL THEORY PURSUANT TO WHICH DAMAGES ARE SOUGHT, SHALL BE LIMITED TO THE TOTAL SUM OF ONE ($1.00) DOLLAR.

    4. DELIVERY OF DOCUMENTS BY SELLER. Within ten (10) days following the date hereof, or as soon thereafter as possible, Seller shall deliver to Buyer the following documents (the "Documents"):

         (a) Copies of all current and historical sales and any other financial information provided to Seller by the Tenant, which shall include the fiscal quarter ended September 30, and the previous three years (the "Financial Information");

         (b)  A copy of the Lease, including any amendments thereto;

         (c) Copies of (i) the Warranties, (ii) the Licenses, (iii) certificates of occupancy for the Improvements, (iv) the Plans, (v) the Property Agreements, (vi) any Phase I Environmental Reports, and (vii) engineering studies, but only to the extent that such Documents are in Seller's possession or obtainable by Seller without expense;

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         (d)  Payment history of the Tenant for the two (2) year period ending
December 31, 1995 (the "Payment History"); and

         (e) Copies of Seller's financial statements for the three year period ending December 31, 1994.

    5. TITLE INSURANCE; SURVEY. Within five (5) days following the date hereof, Buyer shall order the following:

         (a) A Commitment for title insurance covering the fee estate in the Land and the Improvements ("Title Commitment") from Title Company, setting forth the status of the title of the Land and the Improvements, showing all matters of record affecting the Land and the Improvements, together with a true, complete, and legible copy of all documents referred to in the Title Commitments; and

         (b) A current "as-built" survey ("Survey") listing all easements and encroachments affecting the Property, parking spaces (including handicapped designation), containing a flood plain certification, in form and context satisfactory to the Title Company.

    6.   RIGHT OF ENTRY, INSPECTION, TERMINATION.

         (a) From the date hereof to the Closing Date, Seller shall afford Buyer and its representatives a continuing right to inspect, at reasonable hours, the Property and any data or documents pertaining to the Property reasonably requested by Buyer. Buyer shall indemnify and hold Seller harmless from and against any loss, claim or liability arising or resulting from the inspections made by Buyer. If for any reason Buyer is not satisfied with the physical condition of the Improvements, any matter in the Documents, or any matter in the information available to Buyer concerning the Property, Buyer may terminate this Agreement in accordance with Section 15, by delivering written notice to Seller prior to 5:00 o'clock p.m. on the date that is thirty (30) days after the last to be delivered of any of the Documents (such period, the "Inspection Period").

         (b) Seller shall use reasonable efforts to obtain from the Tenant, prior to the end of the Inspection Period, an estoppel certificate substantially in form of EXHIBIT B attached hereto. If Seller cannot obtain such an estoppel certificate prior to 5:00 p.m. of the last day of the Inspection Period, Buyer shall the right to terminate this Agreement in accordance with Section 15, by delivering written notice to Seller prior to the expiration of the Inspection Period.

         (c) Buyer's failure to terminate this Agreement by delivering the notice by the time called for in Section 6(a) or 6(b) shall be deemed to constitute the waiver of Buyer's right to terminate this Agreement pursuant to such Section.

    7. TITLE. Buyer shall have the right, at any time during the Inspection Period, to object in writing to any matters reflected by the Survey or the Title Commitment. All matters to which Buyer objects are "Non-Permitted Encumbrances". All matters to which such objection is not made are "Permitted Encumbrances". Seller, at its sole cost and expense, shall have the right, but not the obligation, to cure or remove any or all Non-Permitted Encumbrances within thirty (30) days following the expiration of the Inspection Period. If Seller does not cause all of the Non-Permitted Encumbrances to be removed or cured within the above described thirty (30) day period, then Buyer shall have the right, as its sole and exclusive remedies, either (i) to terminate this Agreement in accordance with Section 15 by delivering notice to Seller within two (2) days after the expiration of the above described thirty (30) day period, or (ii) to elect to purchase the Property subject to all encumbrances, without any reduction in the Purchase Price. Buyer's failure to deliver the foregoing notice of termination shall be deemed Buyer's acceptance of such Non-Permitted Encumbrances and a waiver of such Buyer's right to terminate pursuant to this
Section 7.

    8. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to, and covenants with, Buyer that:

         (a) Seller has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement, when executed and delivered by Seller and Buyer, shall constitute the valid and binding agreement of Seller, and shall be enforceable against Seller in accordance with its terms.

         (b) All requisite action on the part of Seller has been taken by Seller in connection with making and entering into this Agreement and the consummation of the purchase and sale provided for herein.

         (c) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller, which would materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         (d) Seller has not received any written notice from appropriate governmental authorities that the Property is in violation of any applicable laws.

         (e) Seller has not received any written notices from any insurance company, board of fire underwriters or similar organization regarding any defects in the Property.

         (f) Seller has no actual knowledge of any litigation, or threatened litigation, or of claims of any kind, or of any facts or circumstances which can reasonably be expected to have a material adverse effect upon the Seller or the Property, including regulations of the Environmental Protection Agency and any state regulatory body concerning the disposal of grease, hazardous waste, petroleum, any underground storage tanks or any other hazardous materials, or regulations of the Americans Disability Act providing for access to the premises, dining areas and bathroom areas of the Property.

         (g) Seller has no contracts of any kind, such as for waste disposal, termite protection, cleaning services, or paper supplies, which will survive the Closing Date.

         (h) Seller has received no written notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to the Property.

         (i) To the best of Seller's actual knowledge, all structures and Improvements upon the Property have been constructed and installed, in all material respects, in compliance with the Plans and with all applicable laws, statutes, ordinances, codes, covenants, conditions and restrictions of any kind or nature affecting the Land or Improvements.

         (j) To the best of Seller's actual knowledge, all Licenses and occupancy certificates necessary for the operation and occupancy of the Property, including, but not limited to, all building and use permits, have been obtained for all operations to date and shall be maintained through Closing.

         (k) From and after the date hereof, and until the Closing or termination of this Agreement, Seller shall not sell, assign or create any right, title or interest whatsoever in or to the Property or create any lien, encumbrance or charge thereon without promptly discharging the same.

         (l) From and after the date hereof, and until the Closing or termination of this Agreement, Seller shall not take any action, or omit to take any action, which action or omission would have the effect of violating any of the representations and warranties of Seller contained in this Agreement.

         (m) The Lease, with any amendments or extensions thereto, is in full force and effect, and Seller has no actual knowledge of any event which would constitute an event of default either by Seller or Tenant under the Lease.

         (n) The Financial Information was provided to Seller by the Tenant and, without having undertaken any independent investigation, Seller does not have any actual knowledge that the Financial Information is not correct.

         (o)  The Payment History is true and correct in all material respects.

         All representations and warranties made in this Agreement shall be deemed to be made on the date hereof and again on the Closing Date. It shall be a condition of Buyer's obligation to close that all warranties and representations made hereunder are true, in all material respects, on the Closing Date. All such representations and warranties shall survive the Closing for a period of one year and shall not be deemed to have merged into and be governed by the Closing Documents. If Buyer discovers, prior to Closing, that any representation or warranty made in this Agreement is not true, then Buyer shall have the right, as its sole and exclusive remedies, either (i) to terminate this Agreement in accordance with Section 15, by delivering notice to Seller prior to the Closing Date, or (ii) to elect to purchase the Property subject to such untrue warranty or representation without any reduction in the Purchase Price. If Buyer discovers, after Closing, that any representation or warranty made in this Agreement is not true, Buyer shall be entitled to exercise any and all rights and remedies available at law or in equity as a result of such breach provided, however, that as a condition to Buyer's right to do so, Buyer must deliver written notice of such breach to Seller within one (1) year after the Closing Date and Buyer must exercise such remedies including the filing of any suit or other action within two (2) years after the Closing Date, based on a breach of which Buyer gave Seller such notice within such one (1) year period after the Closing Date.

    9. CLOSING. The closing (the "Closing") of the sale of the Property by Seller to Buyer shall occur on or before the 23rd day of January, 1996 (the "Closing Date"). Closing shall occur in the offices of Seller in Conynham, Pennsylvania, commencing at 10:00 a.m., or at another place and or time as mutually agreed upon by Seller and Buyer, in writing. At the Closing:

         (a)  Buyer shall deliver to Seller (i)  payment in accordance with
Section 3; (ii) evidence satisfactory to Seller and Title Company that the person executing documents on behalf of Buyer has full right, power and authority to do so; and (iii) an Assignment and Assumption of Lease in the form of EXHIBIT C, fully executed, sworn to, and acknowledged by Buyer;

         (b) Seller shall deliver or cause to be delivered to Buyer the following (the "Closing Documents"):

              (i) Special Warranty Deed, in the form of EXHIBIT D, conveying to Buyer the Land and Improvements; General Assignment, in the form of EXHIBIT E; Bill of Sale, in the form of EXHIBIT F; IRC Section 1445 Certification, in the form of EXHIBIT G; and Assignment and Assumption of Lease, in the form of EXHIBIT C; all fully executed, sworn to, and acknowledged, as appropriate, by Seller;

              (ii) Evidence satisfactory to Buyer and the Title Company that the person or persons executing the Closing Documents on behalf of Seller have full right, power and authority to do so;

              (iii) The originals (to the extent in Seller's possession) of the Lease, the Financial Information and all Property Agreements, Warranties, Licenses and Plans; and

              (iv) An "investment letter" from Seller and the Trust substantially in the form of EXHIBIT H attached hereto.

         (c) Buyer shall be responsible for the costs of obtaining the Title Commitment, the Owner Policy of Title Insurance for the Property, the Survey and all required updates thereof, any escrow fees of the Title Company and recording fees. Buyer and Seller shall share equally all applicable transfer taxes.

         (d) The brokerage fee agreed to be paid by Buyer to Broker, as hereinafter defined, as set forth in Section 12 hereof shall be paid by Buyer at Closing. Each of Seller and Buyer shall pay its own legal fees incurred in connection with this Agreement.

    10. OPERATION OF PROPERTY. From the date hereof until Closing, Seller warrants that it shall maintain and operate the Property in a manner consistent with its past maintenance and operation.

    11. NOTICES. Any notice provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and certified, with return receipt requested, by delivering the same in person to such party, or by delivering the same by confirmed facsimile. Notice given in accordance herewith shall be effective upon the earlier of receipt at the address of the addressee or on the third (3rd) day following deposit of same in the United States mall as provided for herein. For purposes of notice, the addresses of the parties shall be as follows:

    If to Seller, to:   Select Properties
                        c/o Louis Hirsh Investments
                        Conyngham, PA 18219
                        Attn:  Louis Hirsh
                        Telephone No. 717-788-4116
                        Fax No. 717-788-4282

    with a copy to:     Astor Weiss Kaplan & Rosenblum
                        200 S. Broad Street - Sixth Floor
                        Philadelphia, PA 19102
                        Attn:  G. David Rosenblum, Esquire
                        Telephone No. 215-790-0100
                        Fax No. 215-790-0509

    If to Buyer, to:    U. S. Restaurant Properties Operating L. P.
                        Attn:  David Pettijohn
                        5310 Harvest Hill Road
                        Suite 270, Lock Box 168
                        Dallas, Texas 73230
                        Telephone No. 214-387-1487
                        Fax No. 214-490-9119

Either party may change its address for notice by giving ten (10) days prior written notice thereof to the other party.

    12. COMMISSIONS. Buyer shall pay to Louis Hirsh Investments or its designee ("Broker") a commission in connection with the sale of the Property and the Other Properties (as defined hereinafter), in the total amount of $300,000.00, which payment shall be made in accordance with Section 9(d) hereof; provided that Buyer shall have no obligation to make any payment to Broker unless and until the purchase and sale provided for herein is consummated. If the purchase and sale contemplated herein is not consummated for any reason, including default by Buyer or Seller, no commission, fee, or charge shall be due, earned or payable to Broker. Seller shall defend, indemnify, and hold harmless Buyer from any claim by any party other than Broker claiming under Seller for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Property, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Seller. Buyer shall defend, indemnify and hold harmless Seller from any claim by any party claiming under Buyer for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Property, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Buyer.

    13. ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may be assigned by Buyer without the consent of Seller by delivery of written notice of assignment to Seller; provided, however, that in the event of an assignment of this Agreement by Buyer, Buyer shall nevertheless remain fully obligated by all of its obligations hereunder.

    14. DESTRUCTION, DAMAGE OR TAKING BEFORE CLOSING. In the event of damage to or destruction of all or any portion of the Property by fire or other casualty, Seller shall promptly notify Buyer. If Seller reasonably estimates that $50,000.00 or less is required to be expended to repair or restore the damaged or destroyed Property or portion thereof ("Repair Cost"), this Agreement shall remain in full force and effect, and Seller shall, at its option, either
(i) repair such damage or destruction, or, if such damage or destruction has not been repaired prior to Closing, (ii) require Buyer to take title to the Property, assign to Buyer all available casualty insurance proceeds and indemnify Buyer (in form and content satisfactory to Buyer) for all costs and expenses of repair in excess of available insurance proceeds. If Seller reasonably estimates that the Repair Cost exceeds $50,000.00, Buyer shall have, as its sole and exclusive remedies, (i) the option to terminate this Agreement in accordance with Section 14 within ten (10) business days after its receipt of notice from Seller as set forth above, by notice in writing to Seller, or (ii) if Buyer does not elect to terminate, this Agreement shall remain in full force and effect, Buyer shall take title to the Property subject to such damage to or destruction, with an assignment by Seller to Buyer of all available casualty insurance proceeds. In the event of an eminent domain taking or the issuance of a notice of an eminent domain taking with respect to all or any portion of the Property, Seller shall promptly notify Buyer. Buyer shall have, as its sole and exclusive remedies, (i) the option to terminate this Agreement in accordance with Section 14 within ten (10) business days after its receipt of such notice from Seller, by notice in writing to Seller, or
(ii) if Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect, Buyer shall be obligated to consummate this transaction for the full Purchase Price, and Buyer shall be entitled to receive all eminent domain awards and, to the extent the same may be necessary and appropriate, Seller shall assign to Buyer at Closing Seller's rights to such awards. In no event shall the Purchase Price be reduced, except to the extent of any deductible amounts payable in connection with insurance proceeds assigned by Seller to Buyer.

    15.  TERMINATION AND REMEDIES.

         15.1 If Buyer fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Buyer in Sections 5, 6, 7, 8 or 14, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement by notifying Buyer thereof, in which event the Title Company shall deliver the Earnest Money to Seller, as liquidated damages, whereupon neither Buyer nor Seller shall have any further rights or obligations hereunder. Seller and Buyer hereby acknowledge and agree they have included the provision for payment of liquidated damages because, in the event of a breach by Buyer, the actual damages incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for, and because the actual amount of such damages would be difficult if not impossible accurately to measure.

         15.2 If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than (i) termination hereof by Buyer pursuant to Sections 5, 6, 7, 8 or 14, or (ii) Buyer's failure to perform its obligations hereunder, Buyer shall have the right, as its sole and exclusive remedies, to either (x) terminate this Agreement by notifying Seller thereof, in which case the Title Company shall deliver the Earnest Money to Buyer, whereupon neither party hereto shall have any further rights or obligations hereunder, or
(y) enforce specific performance of the obligations of Seller hereunder.

         15.3 If Buyer terminates this Agreement pursuant to a right granted Buyer in Sections 5, 6, 7, 8 or 14, then the Title Company shall deliver the Earnest Money to Buyer, whereupon neither Buyer or Seller shall have any further rights or obligations hereunder, unless Seller objects to Buyer's right to properly terminate this Agreement pursuant to such sections, in which event the Title Company shall retain the Earnest Money until the Title Company receives instructions with respect to the disposition of the Earnest Money from both Buyer or Seller or until such time as a court of competent jurisdiction determines the disposition of the Earnest Money.

         15.4 Buyer and Seller acknowledge that Buyer has, concurrently herewith, entered into Purchase and Sale Agreements with Seller, Fast Food Properties, Fast Food Properties II and Ohio Properties with respect to fourteen
(14) other restaurant properties, in addition to the Property (such 14 other Properties are referred to hereinafter as the "Other Properties"). In the event that (a) the closing of title with respect to each and every one of the Other Properties does not take place on the Closing Date for any reason other than by reason of the seller's default, or (b) the seller shall have the right to terminate or terminates the Purchase and Sale Agreement for any one or more of the Other Properties, or (c) Buyer terminates the Purchase and Sale Agreement for any one or more of the Other Properties other than by reason of Seller's default, then Seller shall have the right to terminate this Agreement pursuant to this section 15.4 by notifying Buyer thereof, in which event the Earnest Money shall be returned to Buyer, unless the closing of title with respect to each and every one of the Other Properties does not take place on the Closing Date by reason of Buyer's default, in which event the Title Company shall deliver the Earnest Money to Seller, as liquidated damages, whereupon neither Buyer nor Seller shall have any further rights or obligations hereunder.

         15.5 In the event that (a) the closing of title with respect to each and every one of the Other Properties does not take place on the Closing Date for any reason other than by reason of Buyer's default, or (b) Buyer shall have the right to terminate or terminates the Purchase and Sale Agreement for any one or more of the Other Properties, or (c) the seller terminates the Purchase and Sale Agreement for any one or more of the Other Properties other than by reason of Buyer's default, then Buyer shall have the right to terminate this Agreement pursuant to this section 15.5 by notifying Seller thereof, in which event the Earnest Money shall be returned to Buyer, unless the closing of title with respect to each and every one of the Other Properties does not take place on the Closing Date by reason of Buyer's default, in which event the Title Company shall deliver the Earnest Money to Seller, as liquidated damages, whereupon neither Buyer nor Seller shall have any further rights or obligations hereunder.

    16.  MISCELLANEOUS.

         16.1 Each of Buyer and Seller agrees with the other that it has no present intention to make any public announcement of the purchase and sale transaction contemplated hereby or of any of the terms thereof, and shall obtain the written consent of the other party prior to making any announcement or divulging any information.

         16.2 Both Seller and Buyer shall cooperate with one another and in a timely manner execute all documents reasonably required to give effect to the purchase and sale provided for herein.

         16.3 If any provision of this Agreement is adjudicated by a court having jurisdiction over a dispute arising hereunder to be invalid or otherwise unenforceable for any reason, such invalidity or unenforceability shall not affect the other provisions hereof.

         16.4 This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania and the parties hereby consent to the jurisdiction of the Court of Common Pleas of the City of Philadelphia and/or the United States District Court for the Eastern District of Pennsylvania for purposes of resolving any dispute between the parties arising under this Agreement.

         16.5 This Agreement is the entire agreement between Seller and Buyer concerning the sale of the Property and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound.

         16.6  The provisions of Sections 3, 7, 8 and 10 shall survive Closing.

         16.7 EXHIBITS A-H attached hereto are incorporated herein by this reference for all purposes. Time is of the essence in the performance of each and every provision of this Agreement.

         16.8 In the event that the last day for taking any action or serving notice under this Agreement falls on a Saturday, Sunday or legal holiday, the time period shall be extended until the following business day.

         16.9 Seller shall provide Buyer with a copy of Seller's financial statements for the period ending December 31, 1995 within 60 days following the Closing Date.

    17. DATE OF AGREEMENT. All references in this Agreement to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which both parties hereto have executed and received a fully executed copy of this Agreement.

    IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first set forth above.



                                   BUYER:

                                   U. S. RESTAURANT PROPERTIES OPERATING L. P.

                                   By:  U. S. RESTAURANT PROPERTIES, INC.,
                                        its General Partner

                                   By:
                                      ----------------------------------------
                                      Name:
                                           -----------------------------------
                                      Title:
                                           -----------------------------------


                                   SELLER:


                                  SELECT PROPERTIES, a Pennsylvania limited partnership

                                  By:
                                     -----------------------------------------
                                     LOUIS HIRSH,
                                     its General Partner

    The undersigned hereby executes this Agreement for the sole purpose of (i) acknowledging receipt of the Earnest Money and (ii) to evidence its agreement to hold the Earnest Money in trust for the parties hereto in accordance with the terms of this Agreement.

                                   TITLE COMPANY:

                                   By:
                                      ----------------------------------------
                                  Name:
                                       ---------------------------------------
                                  Title:
                                        --------------------------------------
                                  Date of Execution:
                                                    --------------------------

ATTACHMENTS:
------------

 Schedule 1  -  Legal Description of the Land

 Exhibit A  -  Personal Property
 Exhibit B  -  Tenant Estoppel Certificate
 Exhibit C  -  Assignment and Assumption of Lease Agreement
 Exhibit D  -  Special Warranty Deed
 Exhibit E  -  General Assignment
 Exhibit F  -  Bill of Sale
 Exhibit G  -  IRC Section 1445 Certification
 Exhibit H  -  Investment Letter

                     Schedules and Exhibits Omitted

                               EXHIBIT 2.3

              Schedule of Substantially Identical Documents

Purchase and Sale Agreements, between the following entities and
                U.S. Restaurant Properties Operating L.P.


                                                                    Purchase Price (each
                                                                    of which comprises a
                                                                     combination of cash
Seller                                   Property                    and Purchaser Units)
-------------------------------------------------------------------------------------------
Fast Food Properties II      Rt. 49 East, Central Square, NY            1,070,352
Select Properties            Clay, Onodage Co., NY                        653,832
Ohio Properties              Taylor's Military Svy., No. 637,
                             Union, Clemont Co., OH                       812,028
Fast Food Properties II      N. Church St., Hazleton, PA                  568,354
Ohio Properties              211 S. Main St., Old Forge, PA               783,874
Fast Food Properties II      560 Spring Mill Rd., Mansfield, OH           660,447
Select Properties            Canton, OH                                   938,640
Fast Food Properties         18860 S. Dixie Hwy., Miami, FL               978,608
Fast Food Properties II      50 Buckeye Cove Rd., Canton, NC            1,130,069
Fast Food Properties II      Durham Triangle, NC                        1,035,936
Fast Food Properties II      3414 Roxboro Rd., Durham Co., NC             987,500
Ohio Properties              515 No. Broad St., West Hazleton, PA         514,194
Fast Food Properties II      Binghamton, NY                               599,904
Ohio Properties              1 West Main Street, Nanticoke, PA            686,432
                                                                       ----------
                                                                       11,420,170
